As filed with the Securities Exchange Commission on August 19, 2022

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIANA SHIPPING INC.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification Number)
Diana Shipping Inc.
Pendelis 16
175 64 Palaio Faliro
Athens, Greece
011 (30) 210 947-0100
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Seward & Kissel LLP
Attention:  Edward S. Horton, Esq.
One Battery Park Plaza
New York, New York 10004
(212) 574-1200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
_________________________________________

Copies to:
Edward S. Horton, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574-1200 (telephone number)
(212) 480-8421 (facsimile number)
_________________________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 19, 2022

PROSPECTUS

18,487,395 shares of Common Stock offered by Selling Stockholders

DIANA SHIPPING INC.
This prospectus relates to the resale or other dispositions by certain selling shareholders identified in this prospectus or in a subsequent prospectus supplement of up to an aggregate of 18,487,395 shares of our common shares issuable upon the exercise of the outstanding warrants described herein. Upon exercise of the warrants, the selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling shareholders may sell the common stock covered by this prospectus to or through underwriters, brokers or dealers or directly to purchasers. Underwriters, brokers or dealers may receive discounts, commissions or concessions from the selling shareholders, purchasers in connection with sales of the common stock covered by this prospectus, or both. If underwriters or dealers are involved in the sale of any of the common stock offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in a supplement to this prospectus. Additional information relating to the distribution of the common stock covered by this prospectus by the selling shareholders can be found in this prospectus under the heading “Plan of Distribution.”
We will not receive any proceeds from the sale of the common stock by the selling shareholders. Except for underwriting discounts, selling commissions and/or similar charges incurred for the sale of any shares, which will be paid by the selling shareholders, we have agreed to pay the expenses incurred in connection with the registration of the shares of common stock covered by this prospectus.
Our common stock is currently listed on the New York Stock Exchange, or the NYSE, under the symbol “DSX.” On August 18, 2022, the last reported price of our common stock on the NYSE was $5.62 per share.
An investment in the common stock covered by this prospectus involves a high degree of risk. See the section entitled “Risk Factors” on page 5 of this prospectus, and other risk factors contained in any prospectus supplement and in the documents incorporated by reference herein and therein before investing in shares of our common stock covered by this prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is August 19, 2022.

i

ABOUT THIS PROSPECTUS
Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission”) using a shelf registration process. Under this shelf registration process, the selling shareholders named in this prospectus (or in a prospectus supplement) may, from time to time in one or more offerings, sell, or otherwise dispose of up to 18,487,395 shares of our common stock covered by this prospectus underlying warrants to purchase shares of our common stock, as described in this prospectus. We will not receive any of the proceeds from sales by the selling shareholders. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.
This prospectus may be supplemented from time to time by one or more prospectus supplements. A prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement, together with any post-effective amendments to the registration statement, and the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.” You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. We have not, and the selling shareholders have not, authorized anyone to provide you with information different from that contained in this prospectus and neither we nor any selling shareholder take any responsibility for any other information that others may give you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date other than the date mentioned on the cover page of these documents.
This prospectus and any accompanying prospectus supplement or free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the information we incorporate by reference, include "forward-looking statements," as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "projects," "likely," "will," "would," "could" and similar expressions or phrases may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.
The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in its records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond its control, the Company cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.
Such statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company is making investors aware that such forward-looking statements because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated.
In addition to these important factors and matters discussed elsewhere herein, important factors that, in its view, could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to (i) the strength of world economies, (ii) fluctuations in currencies and interest rates, (iii) general market conditions, including fluctuations in charter hire rates and vessel values, (iv) changes in demand in the dry-bulk shipping industry, (v) changes in the supply of vessels, including when caused by new newbuilding vessel orders or changes to or terminations of existing orders, and vessel scrapping levels, (vi) changes in the Company's operating expenses, including bunker prices, crew costs, drydocking and insurance costs, (vii) the Company’s future operating or financial results, (viii) availability of financing and refinancing and changes to the Company’s financial condition and liquidity, including the Company’s ability, (ix) to pay amounts that it owes and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities and the Company’s ability to obtain financing and comply with the restrictions and other covenants in the Company’s financing arrangements, (x) changes in governmental rules and regulations or actions taken by regulatory authorities, (xi) potential liability from pending or future litigation, (xii) compliance with governmental, tax, environmental and safety regulation, any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery, (xiii) the continuing impact of the discontinuance of LIBOR at the end of 2021 on interest rates of any of the Company’s debt that reference LIBOR, (xiv) the failure of counter parties to fully perform their contracts with the Company, (xv) the Company’s dependence on key personnel, (xvi) adequacy of insurance coverage, (xvii) the volatility of the price of the Company’s common stock, (xviii) the Company’s incorporation under the laws of the Marshall Islands and the different rights to relief that may be available compared to other countries, including the United States, (xix) general domestic and international political conditions or labor disruptions, including the continuing impact of the war in Ukraine, (xx) acts by terrorists or acts of piracy on ocean-going vessels, (xxi) the continuing impact of COVID-19 on global economies and the continuing responses of governments to COVID 19, (xxii) potential disruption of shipping routes due to accidents or political events, including the war in Ukraine, and (xxiii) other important factors described from time to time in the reports filed by the Company with the Securities and Exchange Commission, or the SEC, and the New York Stock Exchange, or the NYSE.
We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.
See the section entitled "Risk Factors," on page 5 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on April 27, 2022 (the “Annual Report”), and incorporated by reference herein, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus and the documents incorporated by reference are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

INDUSTRY AND MARKET DATA

The industry and market data contained in this prospectus and the documents incorporated by reference herein are based on and derived from various public and, in some cases, non-public sources that we believe to be reliable. However, certain industry and market data are subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Accordingly, you should be aware that the industry and market data contained in this prospectus and the documents incorporated by reference herein, and estimates and beliefs based on such data, may not be reliable. Although we believe such data and information to be accurate, we have not attempted to independently verify such information. Industry and market data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus and the documents incorporated by reference herein.

PROSPECTUS SUMMARY
This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the “Risk Factors” and our financial statements and related notes contained herein and therein, before making an investment decision. In this prospectus, all references to “we,” “our,” “us” and the “Company” shall refer to Diana Shipping Inc. and, unless the context requires otherwise, its consolidated subsidiaries.
Our Company
We are a global provider of shipping transportation services. We specialize in the ownership and chartering in of dry bulk vessels. Each of our vessels is owned or chartered in through a separate wholly-owned subsidiary. We were re-domiciled from the Republic of Liberia to the Republic of the Marshall Islands in February 2005.
Recent Developments
On August 17, 2022, we, through two separate wholly-owned subsidiaries, entered into two sale and leaseback agreements with two unaffiliated Japanese third parties for m/v New Orleans and the m/v Santa Barbara. Upon completion of the transactions, which we expect to be completed by the end of the third quarter of 2022, we will receive gross proceeds of approximately  US$66.4 million, US$33.2 million per vessel, and will bareboat charter-in the vessels for a period of eight years and have purchase options beginning at the end of the third year of the bareboat charter period.
On August 10, 2022, we entered into an agreement with Sea Trade Holdings Inc., or Sea Trade, to acquire nine dry bulk vessels for an aggregate purchase price of $330 million, consisting of $220 million in cash and an aggregate of 18,487,395 of our common shares, which are issuable upon the exercise of warrants upon the delivery of the vessels.  We expect to take the delivery of the nine vessels during the fourth quarter of 2022.  We also entered into a registration rights agreement with Sea Trade pursuant to which we have agreed to register the 18,487,395 shares of common stock issuable upon the exercise of the warrants.  The registration statement of which this prospectus is a part is being filed pursuant to the registration rights agreement.  For additional information about Sea Trade, see the section of this prospectus entitled “Selling Shareholders.”

Our Operating Fleet
The following table sets forth certain information regarding our operating fleet as of the date of this prospectus:

8 Panamax Bulk Carriers
Name of Vessel		Size (dwt)	Year Built	Builder
1	Melia	76,225	2005	Tsuneishi Corp., Tadotsu
2	Artemis	76,942	2006	Namura Shipbuilding Co., Ltd.
3	Leto	81,297	2010	Universal Shipbuilding Corp.
4	Selina	75,700	2010	Jiangnan Shipyard (Group) Co., Ltd.
5	Maera	75,403	2013	Jiangnan Shipyard (Group) Co., Ltd.
6	Ismene	77,901	2013	Jiangnan Shipyard (Group) Co., Ltd.
7	Crystalia	77,525	2014	Jiangnan Shipyard (Group) Co., Ltd.
8	Atalandi	77,529	2014	Jiangnan Shipyard (Group) Co., Ltd.
6 Kamsarmax Bulk Carriers
9	Maia	82,193	2009	Tsuneishi Shipbuilding Co., Ltd.
10	Myrsini	82,117	2010	Tsuneishi Shipbuilding Co., Ltd.
11	Medusa	82,194	2010	Tsuneishi Shipbuilding Co., Ltd.
12	Myrto	82,131	2013	Tsuneishi Shipbuilding Co., Ltd.
13	Astarte	81,513	2013	Daewoo Shipbuilding & Marine Engineering Co. Ltd.
14	Leonidas P. C.	82,165	2011	Tsuneishi Shipbuilding Co. Ltd.
5 Post-Panamax Bulk Carriers
15	Alcmene	93,193	2010	Jiangsu New Yangzi Shipbuilding Co. Ltd.
16	Amphitrite	98,697	2012	Tsuneishi Group (Zhoushan) Shipbuilding Inc.
17	Polymnia	98,704	2012	Tsuneishi Group (Zhoushan) Shipbuilding Inc.
18	Electra	87,150	2013	Hudong-Zhongua Shipbuilding (Group) Co., Ltd.
19	Phaidra	87,146	2013	Hudong-Zhongua Shipbuilding (Group) Co., Ltd.
12 Capesize Bulk Carriers
20	Aliki	180,235	2005	Imabari Shipbuilding, Saijo Shipyard
21	Baltimore*	177,243	2005	Namura Shipbuilding Co., Ltd.
22	Semirio	174,261	2007	Shanghai Waigaoqiao Shipbuilding Co., Ltd.
23	Boston	177,828	2007	Shanghai Waigaoqiao Shipbuilding Co., Ltd.
24	Houston	177,729	2009	Shanghai Waigaoqiao Shipbuilding Co., Ltd.**
25	New York	177,773	2010	Shanghai Waigaoqiao Shipbuilding Co., Ltd.
26	Seattle	179,362	2011	Hyundai Heavy Industries Co., Ltd.
27	P. S. Palios	179,134	2013	Hyundai Heavy Industries Co., Ltd.
28	G. P. Zafirakis	179,492	2014	Qingdao Beihai Shipbuilding Heavy Industry Co., Ltd.
29	Santa Barbara	179,426	2015	Qingdao Beihai Shipbuilding Heavy Industry Co., Ltd.
30	Florida***	182,063	2022	Namura Shipbuilding Co., Ltd
31	New Orleans	180,960	2015	Shanghai Waigaoqiao Shipbuilding Co., Ltd.
4 Newcastlemax Bulk Carriers
32	Los Angeles	206,104	2012	Shanghai Jiangnan-Changxing Shipbuilding Co., Ltd.
33	Philadelphia	206,040	2012	Shanghai Jiangnan-Changxing Shipbuilding Co., Ltd.
34	San Francisco	208,006	2017	Jiangnan Shipyard (Group) Co., Ltd.
35	Newport News	208,021	2017	Jiangnan Shipyard (Group) Co., Ltd.

*Vessel sold and expected to be delivered to her new owners in the third quarter of 2022.
**Built jointly with Shanghai Jiangnan-Changxing Shipbuilding Co., Ltd.
***Bareboat chartered-in.

Management of Our Fleet
The commercial and technical management of our fleet, as well as the provision of administrative services relating to the fleet’s operations, are carried out by our wholly-owned subsidiary, Diana Shipping Services S.A., which we refer to as DSS, and Diana Wilhelmsen Management Limited, a 50/50 joint venture with Wilhelmsen Ship Management, which we refer to as DWM. In exchange for providing us with commercial and technical services, personnel and office space, we pay DSS a commission, which is a percentage of the managed vessels’ gross revenues, a fixed monthly fee per managed vessel and an additional monthly fee for the administrative services provided to Diana Shipping Inc. Such services may include budgeting, reporting, monitoring of bank accounts, compliance with banks, payroll services and any other possible service that Diana Shipping Inc. would require to perform its operations. Similarly, in exchange for providing us with commercial and technical services, we pay, through DSS, to DWM a commission which is a percentage of the managed vessels’ gross revenues and a fixed management monthly fee for each managed vessel.
Since June 1, 2010, Steamship Shipbroking Enterprises Inc., or Steamship, a related party controlled by our Chairman of the Board, provides brokerage services to us. The terms of this relationship are currently governed by a Brokerage Services Agreement dated July 1, 2022.
Corporate Information
Diana Shipping Inc. is a holding company incorporated under the laws of Liberia in March 1999 as Diana Shipping Investments Corp., and was re-domiciled from the Republic of Liberia to the Republic of the Marshall Islands in February 2005.  Our executive offices are located at Pendelis 16, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at this address is +30-210-9470-100.

THE OFFERING

Common Stock Offered by Selling Shareholders	Up to an aggregate of 18,487,395 shares of our common stock.

Selling Shareholders	All shares of our common stock covered by this prospectus are being offered by the shareholders identified in “Selling Shareholders.”

Use of Proceeds:	We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered by the selling shareholders pursuant to this prospectus. See “Use of Proceeds.”

Plan of Distribution
The selling shareholders named in this prospectus may offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus from time to time at such prices and on such terms as they may determine. The selling shareholders may sell the common stock covered by this prospectus to or through underwriters, brokers or dealers or directly to purchasers. Underwriters, brokers or dealers may receive discounts, commissions or concessions from the selling shareholders, purchasers in connection with sales of the common stock covered by this prospectus, or both. Additional information relating to the distribution of the common stock by the selling shareholders can be found in this prospectus under the heading “Plan of Distribution.”

Listing	Our shares of common stock are listed on the New York Stock Exchange, or NYSE, under the symbol “DSX.”

Risk Factors	You should consider carefully all of the information that is contained or incorporated by reference in this prospectus and, in particular, you should evaluate the risks described under “Risk Factors.”

RISK FACTORS
An investment in our common stock involves a high degree of risk. Before making an investment in our common stock, you should carefully consider the risks and uncertainties and all other information contained or incorporated by reference in this prospectus, including those in "Item 3—Key Information—D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2021 filed with the Commission on April 27, 2022, as updated by other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Any of these risks and uncertainties could materially and adversely affect our business, results of operations and financial condition. The trading price of our securities could decline due to the occurrence of any of these risks and uncertainties, and investors could lose all or part of their investment. In assessing these risks and uncertainties, investors should also refer to the information contained or incorporated by reference in our other filings with the Commission.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered by the selling shareholders pursuant to this prospectus. All proceeds from the resale or other disposition of the shares of common stock pursuant to this prospectus will be for the accounts of the selling shareholders.

CAPITALIZATION
The following table sets forth our capitalization as of June 30, 2022:
•	On an actual basis; and
•	On an as adjusted basis to give effect to the following transactions through August 19, 2022:
i.	The repayment of $7.5 million of long-term debt and finance liability;
ii.	The issuance of 57,581 shares and repurchase of 628,945 shares of common stock for an aggregate amount of $2.5 million net proceeds;
iii.	The declaration of dividends on common stock of $0.275 per share for an aggregate amount of $23.7 million and $0.2 million of dividends on preferred stock.
	As of June 30, 2022
	Actual	As Adjusted
	(in thousands of U.S. dollars)
Long-term debt and finance lease liability (including current portion)	$451,718	$444,185

Shareholders’ equity
Preferred Stock	$26	$26
Common Stock, $0.01 par value; 200,000,000 shares authorized and 86,771,203 and 86,199,839 issued and outstanding on June 30, 2022 and August 19, 2022, respectively	868	862
Additional Paid in Capital	991,499	988,983
Accumulated Other Comprehensive Income	72	72
Accumulated Deficit	(570,360)	(594,289)
Total stockholders' equity	$422,105	$395,654

Total capitalization	$873,823	$839,839

TAX CONSIDERATIONS
You should carefully read the discussion of the material Marshall Islands and U.S. federal income tax considerations associated with our operations and the acquisition, ownership and disposition of our common stock set forth in the section entitled “Taxation” of the Annual Report incorporated by reference herein.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the description of our capital stock and the material terms of our amended and restated articles of incorporation and bylaws.  Because the following is a summary, it does not contain all of the information that you may find useful. We refer you to our amended and restated articles of incorporation and bylaws, copies of which have been filed as exhibits to our Annual Report, which is incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.”
Purpose
Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.
Authorized Capitalization
Under our amended and restated articles of incorporation, as of the date of this prospectus, our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, of which 86,199,839 shares are issued and outstanding, and 25,000,000 shares of preferred stock, par value $0.01 per share, of which (i) 1,000,000 shares are designated Series A Participating Preferred Stock, none of which is issued and outstanding, (ii) 5,000,000 shares are designated Series B Preferred Stock, of which 2,600,000 are issued and outstanding, (iii) 10,675 are designated as Series C Preferred Shares, of which 10,675 are issued and outstanding, and (iv) 400 are designated as Series D Preferred Shares, of which 400 are issued and outstanding. All of our shares of stock are in registered form.
Common Stock
Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of our preferred stock.
Preferred Stock
Our board of directors is authorized to provide for the issuance of preferred stock in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred stock.  At the time that any series of our preferred stock is authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation.  Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights and preferences that could adversely affect the voting power and other rights of holders of our common stock, Series A Participating Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, or make it more difficult to effect a change in control.  In addition, preferred stock could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement.

Series B Cumulative Redeemable Perpetual Preferred Stock
Our Series B Preferred Stock is senior in rank to our Series A Participating Preferred Stock.  Holders of our Series B Preferred Stock have no voting rights other than the ability, subject to certain exceptions, to elect one director if dividends for six quarterly dividend periods (whether or not consecutive) are in arrears and certain other limited protective voting rights.  Holders of our Series B Preferred Stock rank prior to the holders of our common stock with respect to dividends, distributions and payments upon liquidation.  Dividends on our Series B Preferred Stock are cumulative from the date of original issue and are payable on the 15th day of January, April, July and October of each year at the dividend rate of 8.875% per annum, or $2.21875 per annum per share. At any time on or after February 14, 2019, we may redeem, in whole or in part, the Series B Preferred Stock at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared.
For further information on our Series B Preferred Stock, please see the section entitled “Description of Series B Preferred Shares” of our prospectus supplement filed with the Commission on February 13, 2014.
Series C Preferred Stock.
The Series C Preferred Stock votes with the common stock of the Company, and each share entitles the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Company. The Series C Preferred Stock has no dividend or liquidation rights and cannot be transferred without the consent of the Company except to the holder’s affiliates and immediate family members.
For additional information about our Series C Preferred Shares, please see the Form 6-K filed with the SEC on February 6, 2019 and incorporated by reference herein.
Series D Preferred Stock.
In June 2021 we issued 400 of Series D Preferred Stock, par value $0.01 per share to a related party.  The Series D Preferred Stock votes with the common shares and each share of the Series D Preferred Stock entitles the holder thereof to up to 100,000 votes on all matters submitted to a vote of the common stockholders of the Company, subject to a maximum number of votes eligible to be cast by such holder derived from the Series D Preferred Shares and any other voting security of the Company held by the holder to be equal to the lesser of (i) 36% of the total number of votes entitled to vote on any matter put to shareholders of the Company and (ii) the sum of the holder’s aggregate voting power derived from securities other than the Series D Preferred Stock and 15% of the total number of votes entitled to be cast on matters put to shareholders of the Company.
• Preferred Stock Purchase Rights
On January 15, 2016, we entered into a Stockholders Rights Agreement, or the Rights Agreement, with Computershare Trust Company, N.A., as Rights Agent, to replace the Amended and Restated Stockholders Rights Agreement dated October 7, 2008.
Under the Rights Agreement, we declared a dividend payable of one preferred stock purchase right, or Right, for each share of common stock outstanding at the close of business on January 26, 2016. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock, par value $0.01 per share, at an exercise price of $40.00 per share. The Rights will separate from the common stock and become exercisable only if a person or group acquires beneficial ownership of 18.5% or more of our common stock (including through entry into certain derivative positions) in a transaction not approved by our board of directors. In that situation, each holder of a Right (other than the acquiring person, whose Rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price, a number of shares of our common stock having a then-current market value equal to twice the exercise price. In addition, if the Company is acquired in a merger or other business combination after an acquiring person acquires 18.5% or more of our common stock, each holder of the Right will thereafter have the right to purchase, upon payment of the exercise price, a number of shares of common stock of the acquiring person having a then-current market value equal to twice the exercise price. The acquiring person will not be entitled to exercise these Rights. Until a Right is exercised, the holder of a Right will have no rights to vote or receive dividends or any other stockholder rights.

The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the Rights or a permitted offer, the Rights should not interfere with a merger or other business combination approved by our board of directors.
We have summarized the material terms and conditions of the Rights Agreement and the Rights below. For a complete description of the Rights, we encourage you to read the Rights Agreement, which we have filed as an exhibit to the registration statement of which this prospectus is a part.
Detachment of the Rights

The Rights are attached to all certificates representing our currently outstanding common stock, or, in the case of uncertificated common stock registered in book entry form, which we refer to as “book entry shares,” by notation in book entry accounts reflecting ownership, and will attach to all common stock certificates and book entry shares we issue prior to the Rights distribution date that we describe below. The Rights are not exercisable until after the Rights distribution date and will expire at the close of business on January 14, 2026, unless we redeem or exchange them earlier as we describe below. The Rights will separate from the common stock and a Rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:
•	the 10th day after public announcement that a person or group has acquired ownership of 15% or more of the Company’s common stock; or
•
the 10th business day (or such later date as determined by the Company’s board of directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of the Company’s common stock.

“Acquiring person” is generally defined in the Rights Agreement as any person, together with all affiliates or associates, who beneficially owns 18.5% or more of the Company’s common stock. However, the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company, or any person holding shares of common stock for or pursuant to the terms of any such plan, are excluded from the definition of “acquiring person.” In addition, persons who beneficially own 18.5% or more of the Company’s common stock on the effective date of the Rights Agreement are excluded from the definition of “acquiring person” until such time as they acquire additional shares in excess of 2% of the Company’s then outstanding common stock as specified in the Rights Agreement for purposes of the Rights, and therefore, until such time, their ownership cannot trigger the Rights. Specified “inadvertent” owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.

Our board of directors may defer the Rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.
Until the Rights distribution date:
•	our common stock certificates and book entry shares will evidence the Rights, and the Rights will be transferable only with those certificates; and
•	any new common stock will be issued with Rights and new certificates or book entry shares, as applicable, will contain a notation incorporating the Rights Agreement by reference.
As soon as practicable after the Rights distribution date, the Rights agent will mail certificates representing the Rights to holders of record of common stock at the close of business on that date. After the Rights distribution date, only separate Rights certificates will represent the Rights.
We will not issue Rights with any shares of common stock we issue after the Rights distribution date, except as our board of directors may otherwise determine.
Flip-In Event

A “flip-in event” will occur under the Rights Agreement when a person becomes an acquiring person other than pursuant to certain kinds of permitted offers. An offer is permitted under the Rights Agreement if a person will become an acquiring person pursuant to a merger or other acquisition agreement that has been approved by our board of directors prior to that person becoming an acquiring person.
If a flip-in event occurs and we have not previously redeemed the Rights as described under the heading “Redemption of Rights” below or, if the acquiring person acquires less than 50% of our outstanding common stock and we do not exchange the Rights as described under the heading “Exchange of Rights” below, each Right, other than any Right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of shares of common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right.
When a flip-in event occurs, all Rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the Rights Agreement specifies.
Flip-Over Event
A “flip-over event” will occur under the Rights Agreement when, at any time after a person has become an acquiring person:
•	we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above; or
•	50% or more of our assets or earning power is sold or transferred.
If a flip-over event occurs, each holder of a Right, other than any Right that has become void as we describe under the heading “Flip-In Event” above, will have the right to receive the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of such Right.

Anti-dilution
The number of outstanding Rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring prior to the Rights distribution date. With some exceptions, the Rights Agreement will not require us to adjust the exercise price of the Rights until cumulative adjustments amount to at least 1% of the exercise price. It also will not require us to issue fractional shares of our Series A Participating Preferred Stock that are not integral multiples of one-thousandth of a share, and, instead we may make a cash adjustment based on the market price of the common stock on the last trading date prior to the date of exercise.
Redemption of Rights
At any time until the date on which the occurrence of a flip-in event is first publicly announced, we may order redemption of the Rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or shares of common stock. The Rights are not exercisable after a flip-in event if they are timely redeemed by us or until ten days following the first public announcement of a flip-in event. If our board of directors’ timely orders the redemption of the Rights, the Rights will terminate on the effectiveness of that action.
Exchange of Rights
We may, at our option, exchange the Rights (other than Rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one share of common stock per right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to any person other than us or our existing stockholders becoming the beneficial owner of 50% or more of our outstanding common stock for the purposes of the Rights Agreement.
Amendment of Terms of Rights
During the time the Rights are redeemable, we may amend any of the provisions of the Rights Agreement, other than by decreasing the redemption price. Once the Rights cease to be redeemable, we generally may amend the provisions of the Rights Agreement, other than to decrease the redemption price, only as follows:
•	to cure any ambiguity, defect or inconsistency;
•	to make changes that do not materially adversely affect the interests of holders of Rights, excluding the interests of any acquiring person; or
•
to shorten or lengthen any time period under the Rights Agreement, except that we cannot lengthen the time period governing redemption or lengthen any time period that protects, enhances or clarifies the benefits of holders of Rights other than an acquiring person.

Other Matters
Directors
Our directors are elected by a majority of the votes cast by stockholders entitled to vote. There is no provision for cumulative voting.
Our board of directors must consist of at least one member. Stockholders may change the number of directors only by the affirmative vote of holders of a majority of the outstanding common stock. The board of directors may change the number of directors only by a majority vote of the entire board. Our board of directors is divided into three classes, with each class serving staggered, three-year terms. Each director shall be elected to serve until the next annual meeting of stockholders at which the term expires for the relevant class, and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Stockholder Meetings
Under our amended and restated bylaws, annual stockholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside the Marshall Islands. Special meetings may be called by our Chairman, Chief Executive Officer, or Secretary at the direction of the board of directors or by holders of not less than one-fifth of all outstanding common stock. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting. Shareholders of record holding at least one third of the shares issued and outstanding and entitled to vote at such meetings, present in person or by proxy, will constitute a quorum at all stockholder meetings.
Dissenters’ Rights of Appraisal and Payment
Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of The Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.
Stockholders’ Derivative Actions
Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
Limitations on Liability and Indemnification of Officers and Directors
The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.
Our amended and restated bylaws provide that certain individuals, including our directors and officers, are entitled to be indemnified by us to the same extent as authorized by the BCA, if such individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. We shall have the power to pay in advance expenses a director or officer incurs while defending a civil or criminal proceeding, subject to certain conditions. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability and indemnification provisions in our amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws
Several provisions of our amended and restated articles of incorporation and bylaws may have anti-takeover effects. These provisions, which are summarized below, are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions could also discourage, delay or prevent (i) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a stockholder may consider in its best interest and (ii) the removal of incumbent officers and directors.
Business Combinations
Our amended and restated articles of incorporation generally prohibit us from entering into a business combination with an “interested shareholder” for a period of three years following the date on which the person became an interested shareholder.  Interested shareholder is defined, with certain exceptions, as a person who (i) owns more than 15% of our outstanding voting stock, or (ii) is an affiliate or associate of the Company that owned more than 15% of our outstanding stock at any time in the prior three years from the date the determination is being made as to whether he or she is an interested shareholder.
This prohibition does not apply in certain circumstances such as if (i) prior to the person becoming an interested shareholder, our board of directors approved the business combination or the transaction which resulted in the person becoming an interested shareholder, or (ii) the person became an interested shareholder prior to the Company’s initial public offering.  Our board of directors approved the acquisition of the vessels from Sea Trade and the issuance of the 18,487,395 common shares as partial consideration for such purchases.
Blank Check Preferred Stock
Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our stockholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.
Classified Board of Directors
Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors is elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay stockholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.
Election and Removal of Directors
Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Stockholders
Our amended and restated articles of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders or by the unanimous written consent of our stockholders. Our amended and restated articles of incorporation and bylaws provide that, subject to certain exceptions, our Chairman, Chief Executive Officer, or Secretary at the direction of the board of directors or holders of not less than one-fifth of all outstanding shares may call special meetings of our stockholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a stockholder may be prevented from calling a special meeting for stockholder consideration of a proposal over the opposition of our board of directors and stockholder consideration of a proposal may be delayed until the next annual meeting.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our amended and restated bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the date on which we first mailed our proxy materials for the preceding year’s annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.
Registrar and Transfer Agent
The registrar and transfer agent for our common stock and Series B Preferred Stock is Computershare Trust Company, N.A.
Listing
Shares of our common stock are listed on the NYSE under the symbol “DSX.”  Shares of our Series B Preferred Stock are listed on the NYSE under the symbol “DSXPRB.”

SELLING SHAREHOLDERS

On August 10, 2022 we entered into a single master agreement and on August 17, 2022, we entered into separate memorandums of agreement with Sea Trade to acquire nine dry bulk vessels for an aggregate purchase price of $330 million, consisting of $220 million in cash and an aggregate of 18,487,395 of our common shares, which are issuable upon the exercise of warrants upon the delivery of the vessels.  The shares being registered pursuant to this prospectus and the registration statement of which this prospectus is a part are the 18,487,395 shares of our common stock to be issued upon exercise of the warrants.  This prospectus and the registration statement of which this prospectus is a part are being filed pursuant to a registration rights agreement that we and Sea Trade entered into on August 10, 2022. The warrants were issued to Sea Trade on August 17, 2022 following the signing of the master agreement.  Each warrant may be exercised for a portion of the aggregate 18,487,395 shares upon the delivery of the respective vessel and subject to the effectiveness of the registration statement of which this prospectus is a part.  If the memorandum of agreement with respect to any of the nine vessel terminates prior to the delivery of such vessel, then the applicable warrant shall also terminate.
The table below lists the selling shareholder and other information regarding the beneficial ownership of our common stock by the selling shareholder, based on 86,199,839 shares of common stock outstanding as of August 19, 2022. We have prepared the table and the related notes based on information supplied to us by the selling shareholder. We have not sought to verify such information. The table assumes the sale of all of the shares of our common stock offered by the selling shareholder in this offering. Other information about the selling shareholder may change over time, as it is possible that the selling shareholder may acquire or dispose of shares of our common stock from time to time after the date of this prospectus. Changes in such information will be set forth in prospectus supplements to the extent required.
The term “selling shareholder” includes the shareholder listed below and its transferees, assignees, pledgees, donees and other successors. However, we cannot be certain of the identities of every such holder at this time. The identity of any selling shareholder, including any material relationship between us, our affiliates or predecessors, and a selling shareholder within the last three years, the number of shares of our common stock held by a selling shareholder before and after the offering, the number of shares of common stock to be offered by a selling shareholder, the percentage of our shares of common stock held by a selling shareholder before and after the offering, and the price and terms upon which our shares of common stock are to be sold by a selling shareholder may to the extent not included herein be set forth in a prospectus supplement to this prospectus.
Selling shareholders not included in the table below may not sell any shares of our common stock pursuant to this prospectus until we have identified the selling shareholder and the shares being offered for resale by the selling shareholder herein (including in any amendment hereto) or in a subsequent prospectus supplement. The selling shareholder may also sell or transfer all or a portion of its shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.
Any prospectus supplement may add, substitute or change information contained in this prospectus, including the identity of such selling shareholders. See “Use of Proceeds” and “Plan of Distribution.”

We will bear all costs, expenses and fees in connection with the registration of shares of our common stock. The selling shareholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.
Selling Shareholder	Number of shares beneficially owned prior to this offering (1)		Number of shares offered	Shares beneficially owned after giving effect to this offering
	Number	Percentage (3)		Number	Percentage
Sea Trade Holdings Inc. (2)	18,487,395	17.66%	18,487,395	-0-	-0-

_______________________
(1)
Represents shares of our common stock issuable upon the exercise of warrants to purchase such shares at nine separate closings, each for the sale of a vessel by Sea Trade to the Company (through a wholly-owned subsidiary) under the Master Agreement and a separate Memorandum of Agreement.

(2)
Transatlantic Shipholdings Inc., a Marshall Islands corporation (“Transatlantic”) and Atlanta International Inc., a Marshall Islands corporation (“Atlanta”), together own all of the outstanding voting capital stock of Sea Trade. Transatlantic is controlled by Anastassis G. David, the chairman of Sea Trade’s board of directors.  Atlanta is controlled by George Mouskas, the president of Sea Trade.  Accordingly, Messrs. David and Mouskas may be deemed to share voting and dispositive power over the shares of our common stock that are beneficially owned by Sea Trade.

(3)
This percentage is calculated based upon 86,199,839 shares of our common stock outstanding as of August 19, 2022, and includes an additional 18,487,395 shares of our common stock subject to such warrants, exercisable only by Sea Trade on the relevant vessel delivery dates under the Memorandums of Agreement.

PLAN OF DISTRIBUTION

The securities covered by this prospectus may be offered and sold by the selling shareholder, or by transferees, assignees, donees, pledgees or other successors-in-interest of such securities received from the selling shareholder, directly or indirectly through brokers-dealers, agents or underwriters on the New York Stock Exchange or any other stock exchange, market or trading facility on which such our common shares are traded, or through private transactions. Our common shares covered by this prospectus may be transferred, sold or otherwise disposed of by any method permitted by law, including, without limitation, one or more of following transactions:
•	ordinary brokerage transactions or transactions in which the broker solicits purchasers;
•	purchases by a broker or dealer as principal and the subsequent resale by such broker or dealer for its account;
•	block trades, in which a broker or dealer attempts to sell the securities as agent but may position and resell a portion of the securities as principal to facilitate the transaction;
•	through the writing of options on the securities, whether such options are listed on an options exchange or otherwise;
•	an exchange distribution in accordance with the rules of the applicable stock exchange;
•	in transactions other than on such exchanges or in the over-the-counter market;
•	through privately negotiated transactions;
•	through the settlement of short sales entered into after the date of this prospectus;
•	by agreement with underwriters or broker-dealers to sell a specified number of securities at a stipulated price per share;
•	a combination of any such methods of sale;
•	any other method permitted pursuant to applicable law.
The selling shareholder may also sell shares under Section 4(a)(1) of the Securities Act, including transactions in accordance with Rule 144 promulgated thereunder, if available, rather than under this prospectus.
The selling shareholder may also transfer its shares including by means of gifts, donations and contributions. Subject to certain limitations under rules promulgated under the Securities Act, this prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers, dealers or agents and in private or public transactions.
Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser), as the case may be, in amounts to be negotiated.

The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the shares owned by it and, if they default in the performance of its secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholder also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our shares or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling shareholders may sell the shares at market prices prevailing at the time of sale, at negotiated prices, at fixed prices or without consideration by any legally available means. The aggregate net proceeds from the sale of the securities will be the purchase price of such securities less any discounts, concessions or commissions received by broker-dealers or agents. We will not receive any proceeds from the sale of any securities by the selling shareholders.
The selling shareholder and any broker-dealers or agents who participate in the distribution of our securities may be deemed to be “underwriters” within the meaning of the Securities Act. Any commission received by such broker-dealers or agent on the sales and any profit on the resale of securities purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, we have informed the selling shareholder that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholder in the market. The selling shareholder or the Company may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our securities against certain liabilities, including liabilities arising under the Securities Act.
To the extent required with respect to a particular offer or sale of our securities, we will file a prospectus supplement pursuant to Section 424(b) of the Securities Act, which will accompany this prospectus, to disclose:
•	the number and type of securities to be sold;
•	the purchase price;
•	the name of each selling shareholder and the name of any broker-dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses; and
•	any other relevant information.
The selling shareholder is acting independently of us in making decisions with respect to the timing, price, manner and size of each sale of shares held by them. We have not engaged any broker-dealer or agent in connection with the sale of securities held by the selling shareholder, and there is no assurance that the selling shareholder will sell any or all of their securities. We have agreed to make available to the selling shareholder copies of this prospectus and any applicable prospectus supplement and have informed the selling shareholder of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers prior to any sale to them.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
We will pay all expenses of the registration of the securities to be sold by the selling shareholder, including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling shareholder will pay all underwriting discounts and selling commissions, if any. We may indemnify the selling shareholder named herein for liabilities including certain liabilities under the Securities Act or such selling shareholder will be entitled to contribution. We may be indemnified by such selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by such selling shareholders specifically for use in this prospectus or we may be entitled to contribution.
Once sold under the registration statement, of which this prospectus forms a part, the shares will be freely tradable in the hands of persons other than our affiliates.
We will bear the registration costs relating to the shares offered and sold by the selling shareholder under this registration statement.

ENFORCEABILITY OF CIVIL LIABILITIES
Diana Shipping Inc. is a Marshall Islands corporation.  The Marshall Islands has a less developed body of securities laws than the United States and provides protections for investors to a significantly lesser extent.
Our principal executive offices are located outside the United States in Athens, Greece, and a majority of our directors, officers and the experts named in this prospectus reside outside the United States.  In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries, directors or officers and such experts are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries, directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries, directors or officers and such experts based on those law.

EXPERTS
The consolidated financial statements of Diana Shipping Inc. appearing in Diana Shipping Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2021, and the effectiveness of Diana Shipping Inc.’s internal control over financial reporting as of December 31, 2021 have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors Accountants S.A. is located at 8B Chimarras Street, 15125, Maroussi, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Institute of Certified Public Accountants (“SOEL”), Greece with registration number 107.
EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
SEC registration fee	$9,203
Legal fees and expenses	$50,000
Accounting fees and expenses	$25,000
Miscellaneous	$40,797
Total	$125,000

LEGAL MATTERS
Certain matters of Marshall Islands law will be passed upon for us by Seward & Kissel LLP, Marshall Islands counsel. Certain matters of the United States tax law will be passed upon for us by Seward & Kissel LLP, United States tax counsel.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual and special reports with the Commission.  You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330.  The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.  Our filings are also available on our website at http://www.dianashippinginc.com.  The information on our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We hereby incorporate by reference the documents listed below and certain future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act:
•
Our Annual Report on Form 20-F for the year ended December 31, 2021, filed with the Commission on April 27, 2022, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•	Our Report on Form 6-K, furnished to the Commission on Februry 6, 2019;
•	Our Report on Form 6-K, furnished to the Commission on May 18, 2022;
•	Our Report on Form 6-K, furnished to the Commission on May 19, 2022;
•	Our Report on Form 6-K, furnished to the Commission on May 23, 2022;
•	Our Reports on Form 6-K, furnished to the Commission on May 25, 2022;
•	Our Report on Form 6-K, furnished to the Commission on June 15, 2022;
•	Our Report on Form 6-K, furnished to the Commission on June 16, 2022;
•	Our Report on Form 6-K, furnished to the Commission on July 5, 2022;
•	Our Report on Form 6-K, furnished to the Commission on July 20, 2022;
•	Our Reports on Form 6-K, furnished to the Commission on July 28, 2022;
•	Our Report on Form 6-K, furnished to the Commission on August 1, 2022;
•	Our Report on Form 6-K, furnished to the Commission on August 9, 2022;
•	Our Report on Form 6-K, furnished to the Commission on August 11,2022;
•	Our Report on Form 6-K, furnished to the Commission on August 17, 2022;
•	Our Form 8-A12B, filed with the Commission on March 15, 2005, registering our common stock under Section 12(b) of the Exchange Act, and any amendment filed thereto;
•
Our Form 8-A12B, filed with the Commission on February 13, 2014, registering our 8.875% Series B Cumulative Redeemable Perpetual Preferred Stock under Section 12(b) of the Exchange Act, and any amendment filed thereto; and

•	Our Form 8-A12B, filed with the Commission on January 15, 2016, registering our preferred stock purchase rights under Section 12(b) of the Exchange Act, and any amendment filed thereto.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K or other filings that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus), including all such reports filed after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.  In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:
Diana Shipping Inc.
Pendelis 16
175 64 Palaio Faliro
Athens, Greece
011 30 (210) 947-0100

Information Provided by the Company
We will furnish holders of our common stock with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP.  As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders.  While we intend to furnish proxy statements to any shareholder in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act.  In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 8. Indemnification of Directors and Officers.
The amended and restated bylaws of the Registrant provide that any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Registrant upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The Registrant shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that it is not entitled to indemnification. In addition, as permitted by the Registrant’s amended and restated bylaws and Section 60 of the BCA, the Registrant maintains directors’ and officers’ insurance, pursuant to which the Registrant provides insurance coverage against certain liabilities to which the Registrant’s directors and officers may be subject, including liability incurred under U.S. securities law.
Section 60 of the BCA provides as follows regarding the indemnification of directors and officers:
(1)
Actions not by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)
Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9. Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Form of Common Stock certificate (1)

4.10	Form of Warrant of Diana Shipping Inc. issued on August 17, 2022 to Sea Trade Holdings Inc.

5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to Diana Shipping Inc.

8.1	Opinion of Seward & Kissel LLP, with respect to certain tax matters

23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1).*

23.2	Consent of Seward & Kissel LLP (included in Exhibit 8.1).*

23.3	Consent of Independent Registered Public Accounting Firm

24	Powers of Attorney (contained in signature page).

107	Filing Fee Table

(1) filed as Exhibit 2.1 to the Registrant’s annual report on Form 20-F filed with the Commission on March 28, 2016.

Item 10. Undertakings.

The undersigned registrant hereby undertakes:
(a)	Under Rule 415 of the Securities Act,
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of a prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 under the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)(i)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser;
(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) – (d)	Not applicable.
(e)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f) – (g)	Not applicable.
(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)	Not applicable.
(j)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(k)	Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Athens, country of Greece on August 19, 2022.
DIANA SHIPPING INC.

By:	/s/ Semiramis Paliou
Name:	Semiramis Paliou
Title:	Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Anastassis Margaronis, Ioannis Zafirakis and Edward S. Horton as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 19, 2022.
Signature	Title

/s/ Semiramis Paliou	Director and Chief Executive Officer
Semiramis Paliou	(Principal Executive Officer)

/s/ Simeon P. Palios	Director and Chairman of the Board
Simeon P. Palios

/s/ Anastassis Margaronis	Director and President
Anastassis Margaronis

/s/ Ioannis Zafirakis	Director, Chief Financial Officer, Chief Strategy Officer, Treasurer and Secretary
Ioannis Zafirakis	(Principal Financial Officer)

/s/ Eleftherios Papatrifon	Chief Operating Officer
Eleftherios Papatrifon

/s/ Maria Dede	Chief Accounting Officer
Maria Dede	(Principal Accounting Officer)

/s/ Simon Morecroft	Director
Simon Morecroft

/s/ Konstantinos Psaltis	Director
Konstantinos Psaltis

/s/ Kyriacos Riris	Director
Kyriacos Riris

/s/ Apostolos Kontoyannis	Director
Apostolos Kontoyannis

/s/ Konstantinos Fotiadis	Director
Konstantinos Fotiadis

AUTHORIZED UNITED STATES REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly undersigned representative of the Registrant in the United States, has signed this registration statement in Wilmington, Delaware on August 19, 2022.
BULK CARRIERS (USA) LLC

By: Diana Shipping Inc., its Sole Member

By:	/s/ Semiramis Palios
Name:	Semiramis Palios
Title:	Director and Chief Executive Officer